Exhibit 10.5

McCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.

EMPLOYMENT AGREEMENT

Date:	November 13, 2008

William T. Freeman	Executive
29085 Oak Creek Lane, Apartment 707
Agoura Hills, CA 91301

McCormick & Schmick’s Seafood Restaurants, Inc.	Company
720 SW Washington Street, Suite 550
Portland, OR 97205

In consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the Company and Executive agree as follows.

1. Term; Duties. This Agreement governs the terms and conditions of Executive’s employment through December 31, 2011. This Agreement has been approved by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Executive shall advance the best interest of the Company at all times during his employment and shall diligently perform the duties reasonably assigned to him from time to time. Executive shall devote his full business time and efforts to the performance of his duties for the Company, provided that Executive may serve on the board of directors of other companies so long as such service is in accordance with the Company’s policies governing such activities and does not give rise to potential conflicts of interest as determined by the Board of Directors or the Nominating and Corporate Governance Committee of the Board of Directors. Executive may retain his position on the board of managers of B&B Restaurant Ventures, LLC until December 31, 2009, provided that such position does not affect Executive’s diligent performance of his duties for the Company. Executive will report to the Board of Directors. Executive may be elected to the Board of Directors of the Company. Executive will receive no additional compensation for service as a director. Executive shall, upon his election as a director, execute a resignation as a director of the Company in the form attached as Exhibit A. Upon request, Executive shall provide the Company with additional written evidence of such resignation.

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2. Employment At-Will. As of the date Executive commences full time employment with the Company (the “Effective Date”), the Company shall employ Executive as Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement. Executive will serve as Chief Executive Officer of the Company at the pleasure of the Board of Directors. Executive’s employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either the Company or Executive, subject to the obligations of the Company and Executive as provided in this Agreement.

3. Severance and Noncompetition Agreement. The Company and the Executive have entered into a Severance and Noncompetition Agreement dated as of the date of this Agreement which is attached hereto as Exhibit B (the “Severance Agreement”).

4. Annual Salary and Bonus.

(a) Base Salary. Beginning on the Effective Date, Executive’s base salary (the “Base Salary”) shall be at the annual rate of $450,000. Base Salary shall be payable in installments on regular Company paydays, subject to withholding for taxes and other proper deductions. Base Salary for any partial period of employment shall be prorated. Executive’s performance and the amount of the Base Salary shall be reviewed annually in connection with the Company’s normal compensation review and bonus cycle for executive officers, and the Base Salary may be increased from time to time in the sole discretion of the Compensation Committee.

(b) Annual Performance Bonus for Fiscal Year Ending December 27, 2009. Executive’s target cash bonus for the fiscal year ending December 26, 2009 shall be 50% of the Base Salary. The actual amount of Executive’s bonus for this period shall be determined by the Compensation Committee and may be more or less than the target amount; provided however that for fiscal year 2009, the cash bonus shall be no less than 25% of Base Salary. Bonus payment for performance during fiscal year 2009 will be on the basis of a review and discussion by the Compensation Committee, and will include consideration of a variety of financial and organizational objectives and the overall performance of the Company, as well as the achievement of personal goals agreed with the Compensation Committee. The bonus provided for in this Section 4(b) shall be payable to Executive on a date selected by the Company in the first two quarters of fiscal year 2010, and is subject to withholding for taxes and other proper deductions.

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(c) Annual Performance Bonus for Fiscal Years 2010 and 2011. The Compensation Committee will establish a bonus program for fiscal years 2010 and 2011 for Executive in its sole discretion, but in consultation with Executive.

5. Equity Compensation and Other Benefits.

(a) Option Grants. Executive shall be granted, on the Effective Date, an option under the Company’s 2004 Stock Incentive Plan to purchase 250,000 shares of common stock of the Company. The per share exercise price of the option is the market price on the close of business on the Effective Date. The option shall vest as follows: 83,333 shares on the first and second anniversary of the grant date and 83,334 shares on the third anniversary of the grant date. The terms of the option shall be as otherwise provided in the Incentive Stock Option Agreement attached as Exhibit C. Executive acknowledges that only a portion of the options may qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended.

(b) Benefits. Executive shall be entitled to participate in the Company’s employee benefit plans, insurance, executive medical coverage, sick leave, holidays, vacation, auto allowance and such other benefits as the Company from time to time generally provides to its most senior officers. In 2009, Executive shall receive three weeks vacation time.

(c) Moving Expenses; Temporary Housing. Executive shall be reimbursed for reasonable moving expenses incurred in relocating to Portland, Oregon, and shall be reimbursed for temporary housing in Portland, Oregon, in an amount not to exceed an aggregate of $35,000 ($15,000 for shipping, $15,000 for interim living expense and rent for Los Angeles apartment and $5,000 in house-hunting trips).

6. Confidentiality. Executive agrees that subsequent to Executive’s period of employment with the Company, Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any confidential information of the Company or any subsidiary, including any confidential information concerning their business, affairs, products, suppliers or customers; it being understood, however, that the obligations of this Section 6 shall not apply to the extent that such matters (a) are disclosed in circumstances where Executive is legally required to do so or (b) become generally known to and available for use by the public otherwise than by Executive’s wrongful act or omission. In addition to other remedies that may be available to the Company, the Company shall have no obligation to pay any benefits to Executive pursuant to the Severance Agreement, and Executive shall repay to the Company all benefits paid under the Severance Agreement, if Executive violates this Section 6.

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7. Attorneys’ Fees. Each party shall bear his or its own costs and attorneys’ fees which have been or may be incurred in connection with the negotiation of this Agreement.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and the Chairman of the Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

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11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

McCORMICK & SCHMICK’S SEAFOOD RESTAURANTS, INC.		Executive:

By:	/s/ DAVID PITTAWAY	/s/ WILLIAM T. FREEMAN
Name:	David Pittaway	William T. Freeman
Title:	Chairman of Compensation Committee of the Board of Directors

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Exhibit B

EXECUTIVE SEVERANCE AND NONCOMPETITION AGREEMENT

William T. Freeman	Executive
29085 Oak Creek Lane, Apartment 707
Agoura Hills, CA 91301

McCormick & Schmick’s Seafood Restaurants, Inc.	Company
720 SW Washington Street, Suite 550
Portland, OR 97205

The Company considers the attraction and retention of highly qualified management personnel to be essential to promoting the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case of many publicly held corporations, the possibility of a change of control exists and this possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. To induce Executive to remain employed by the Company in the face of uncertainties about the long-term strategies of the Company and possible change of control of the Company and their potential impact on Executive’s position with the Company, this Agreement, which has been approved by the Board of Directors of the Company, sets forth the severance benefits that the Company will provide to Executive if Executive’s employment by the Company is terminated in the circumstances described in this Agreement.

1. Employment Relationship. Executive will be employed by the Company as Chief Executive Officer effective upon Executive’s first day of full time employment with the Company. Executive and the Company acknowledge that either party may terminate this employment relationship at any time and for any or no reason, subject to the obligation of the Company to provide the severance benefits specified in this Agreement in accordance with its terms.

2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Executive shall execute a Release of Claims in the form attached as Exhibit A (“Release of Claims”) no later than 30 days after a Termination of Executive’s Employment (as defined in Section 8.1).

3. Compensation Upon Termination.

3.1 In the event of a Termination of Executive’s Employment (as defined in Section 8.1) at any time within the first three months of Executive’s employment other than for Cause (as defined in Section 8.2), and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide as severance pay and in lieu of any other compensation for periods subsequent to the date of termination in a single payment within ten days after the date of termination, an amount in cash equal to three months salary at the rate in effect immediately prior to the date of termination. If Executive’s employment with the Company terminates for any reason prior to a Change of Control (as defined in Section 8.3), other than at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4.

3.2 In the event of a Termination of Executive’s Employment (as defined in Section 8.1) at any time after the first three months of Executive’s employment other than for Cause (as defined in Section 8.2), and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

(a) As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to (i) one year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination plus (ii) the annual average of the amount paid to Executive under all annual cash incentive plans during the prior two full years ending prior to the date of termination.

(b) The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of six months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

(c) If Executive’s employment with the Company terminates for any reason prior to a Change of Control (as defined in Section 8.3), other than at the direction of a person who has entered into an agreement with the Company the consummation of which will constitute a Change of Control, Executive shall not be entitled to benefits under Section 4.

(d) A portion of the outstanding stock options held by Executive under the Incentive Stock Option Agreement of even date shall become exercisable as follows: (i) 6,944 shares multiplied by (ii) the number of full months that have elapsed between the last anniversary of the Vesting Reference Date, as defined in the Incentive Stock Option Agreement, and the termination date.

4. Compensation Upon Termination Following A Change of Control. In the event of a Termination of Executive’s Employment other than for Cause within 12 months following a Change of Control, or prior to a Change of Control at the direction of a person who has entered into an agreement with the Company, the consummation of which will constitute a Change of Control, and contingent upon Executive’s compliance with Section 10 and execution of the Release of Claims and the expiration of the seven-day revocation period provided by the Age Discrimination in Employment Act of 1967, as amended by the Older Worker Benefit Protection Act of 1990, without revocation of the Release of Claims by Executive, the Company shall pay or provide the following to Executive:

4.1 As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment within ten days after the date of termination, an amount in cash equal to (a) one year of Executive’s annual base pay at the rate in effect immediately prior to the date of termination plus (b) the annual average of the amount paid to Executive under all annual cash incentive plans during the prior two full years ending prior to the date of termination (provided that if Executive is terminated prior to completion of two full fiscal years, the amount paid as severance shall be the amount paid to Executive under all annual cash incentive plans in the prior completed year).

4.2 The Company shall pay Executive a lump sum payment in an amount equivalent to the reasonably estimated cost Executive may incur to extend for a period of six months under the COBRA continuation laws Executive’s group health and dental plan coverage in effect at the time of termination. Executive may use this payment for such continuation coverage or for any other purpose.

4.3 All outstanding stock options held by Executive under all stock option and stock incentive plans of the Company shall become immediately exercisable in full and shall remain exercisable until the earlier of (a) two years after termination of employment or (b) the option expiration date as set forth in the applicable option agreement.

4.4 If it is determined that any payments, distributions or benefits (or the acceleration of the right to receive any payments, distributions or benefits) received or to be received by the Executive from the Company or any affiliate of the Company under this Agreement or under any other agreement, plan or otherwise (“Payments”) are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Executive shall be entitled to receive an additional payment (the “Excise Tax Gross-Up Payment”) at the time such Payments are made to the Executive or, if applicable, upon any later determination. The amount of the Excise Tax Gross-Up Payment shall be the amount necessary to put the Executive in the same after-tax financial position the Executive would have occupied if the Payments were not subject to the Excise Tax, assuming the Executive is subject to federal and state income tax at the highest marginal rates applicable to individuals in the year in which any Excise Tax Gross-Up Payment is made.

4.5 The benefits provided in this Section 4 shall be in lieu of and not in addition to benefits provided in Section 3. Executive shall not receive benefits under both Section 3 and Section 4.

5. Confidentiality; Noncompetition; Non-Solicitation.

5.1 Executive agrees that, subsequent to Executive’s period of employment with the Company, Executive will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any confidential information of the Company or any subsidiary, including any confidential information concerning their business, affairs, products, suppliers or customers; it being understood, however, that the obligations of this Section 5.1 shall not apply to the extent that such matters (a) are disclosed in circumstances where Executive is legally required to do so or (b) become generally known to and available for use by the public otherwise than by Executive’s wrongful act or omission.

5.2 For a 12-month period following the termination of the Executive’s employment with the Company, whether the termination is voluntary or involuntary, the Executive will not on behalf of himself or for any entity, business or person other than, the Company or any subsidiary of the Company:

(a) perform services of any nature or in any capacity whatsoever for any business, person, or entity which is engaged in a restaurant business and which is in competition with the Company or any subsidiary of the Company, which includes restaurants that serve predominately seafood entrees and that have an average per person check above $25.00;

(b) compete with the Company, including with respect to concepts developed during Executive’s tenure with the Company, anywhere in the United States, Canada or anywhere else in the world where the Company does business (the “Restricted Area”), or

(c) invest in or otherwise hold any interest in (except for passive ownership of up to 3% of the outstanding capital stock of any publicly traded corporation, so long as the Executive complies with clauses (a) and (b) above), a business, entity (including without limitation any business or entity started by the Executive) or person that competes with any product or service of the Company within the Restricted Area.

5.3 For a 12-month period following the termination of the Executive’s employment with the Company, whether the termination is voluntary or involuntary, the Executive will not on behalf of himself or for any entity, business or person other than, the Company or any subsidiary of the Company:

(a) hire, entice, induce, solicit or attempt to hire, entice, induce or solicit any employee of the Company or any affiliate of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable) or cause any employee of the Company (or of any affiliate of the Company) to become employed in any business that competes with the Company (or such affiliate) for any reason whatsoever,

(b) assist or encourage in any manner, including without limitation through the providing of advice or information, any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable), or

(c) suggest or recommend in any manner, including through the providing of advice or information, that any business, person or entity hire, entice, induce, solicit, cause or attempt to hire, entice, induce or solicit or cause any employee of the Company to leave the Company’s employ (or the employ of any affiliate of the Company, as applicable).

5.4 In addition to other remedies that may be available to the Company, including injunctive relief, the Company shall have no obligation to pay any benefits to Executive pursuant to this Agreement, and Executive shall repay to the Company all benefits paid under this Agreement, if Executive violates Section 5.1, 5.2 or 5.3.

6. Tax Withholding; Subsequent Employment.

6.1 All payments provided for in this Agreement are subject to applicable tax withholding obligations imposed by federal, state and local laws and regulations.

6.2 The amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after termination.

7. Other Agreements. If severance benefits are payable to Executive under any other agreement with the Company in effect at the time of termination (including but not limited to any employment agreement, but excluding for this purpose any stock option agreement or stock bonus agreement or stock appreciation right agreement that may provide for accelerated vesting or related benefits upon the occurrence of a change in control), the benefits provided in this Agreement shall not be payable to Executive. Executive may, however, elect to receive all of the benefits provided for in this Agreement in lieu of all of the benefits provided in all such other agreements. Any such election shall be made with respect to the agreements as a whole, and Executive cannot select some benefits from one agreement and other benefits from this Agreement.

8. Definitions.

8.1 Termination of Executive’s Employment. Termination of Executive’s Employment means that Executive has ceased to be an employee of the Company by reason of (a) the termination by the Company of Executive’s employment with the Company (including any subsidiary of the Company), (b) death or (c) Disability. For purposes of Section 4, Termination of Executive’s Employment shall also include termination by Executive, within 12 months of a Change of Control, for “Good Reason,” which means any of the following circumstances, provided Executive gives notice to the Company of his intent to terminate employment for Good Reason within 90 days after notice to Executive of such circumstances and such circumstances are not fully corrected by the Company within 30 days after Executive’s notice:

(A) the assignment of Executive a different title or job responsibilities that result in a substantial decrease in the level of responsibility from those in effect immediately prior to the Change of Control;

(B) a reduction by the Company or the surviving company in Executive’s base pay as in effect immediately prior to the Change of Control;

(C) a significant reduction by the Company or the surviving company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans after the Change of Control compared to the total package of such benefits as in effect prior to the Change of Control;

(D) the requirement by the Company or the surviving company that Executive be based more than 50 miles from where Executive’s office is located immediately prior to the Change of Control, except for required travel on company business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company prior to the Change of Control; or

(E) the failure by the Company to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company (“Successor”) the assent to this Agreement contemplated by Section 8 hereof.

8.2 Cause. Termination of Executive’s Employment for “Cause” shall mean termination due to Executive’s (a) fraud (except that a mere allegation of fraud by a third party shall not be sufficient to constitute Cause, without further investigation by the Company); (b) material misrepresentation in connection with the performance of Executive’s job duties; (c) theft or embezzlement; (d) conviction of, or a plea of guilty or no contest to, a felony under the laws of the United States or any state thereof, or any other crime or violation that would tend to impugn Executive’s reputation or the reputation of the Company; (e) material violation of this Agreement; (f) violation of the Company’s Code of Conduct or its anti-harassment or anti-discrimination policy; (g) conduct that constitutes gross neglect or gross misconduct and that, in either case, results in significant economic harm to the Company or material harm to the Company’s reputation; (h) failure to satisfactorily perform any of Executive’s material employment duties inherent in Executive’s position or reasonably assigned to Executive by the Board of Directors, if such failure remains uncured 30 days after receipt of written notice by a representative of the Board of Directors.

8.3 Change of Control. A Change of Control shall mean that one of the following events has taken place:

(A) The shareholders of the Company approve one of the following (“Approved Transactions”):

(i) Any merger or statutory plan of exchange involving the Company (“Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which Common Stock would be converted into cash, securities or other property, other than a Merger involving the Company in which the holders of Common Stock immediately prior to the Merger have the same proportionate ownership of Common Stock of the surviving corporation after the Merger; or

(ii) Any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the adoption of any plan or proposal for the liquidation or dissolution;

(B) During any period of 12 months or less, individuals who at the beginning of such period constituted a majority of the Board of Directors cease for any reason to constitute a majority thereof unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(C) A tender or exchange offer, other than one made by the Company, is made for Company Common Stock (“Common Stock”) (or securities convertible into Common Stock) and such offer results in a portion of those securities being purchased and the offeror after the consummation of the offer is the beneficial owner (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities representing at least 50 percent of the voting power of outstanding securities of the Company;

(D) the Company receives a report on Schedule 13D of the Exchange Act reporting the beneficial ownership by any person of securities representing 50 percent or more of the voting power of outstanding securities of the Company, except that if such receipt shall occur during a tender offer or exchange offer described in (B) above, a Change of Control shall not take place until the conclusion of such offer.

Notwithstanding anything in the foregoing to the contrary, no Change of Control shall be deemed to have occurred for purposes of this Agreement by virtue of any transaction which results in Executive, or a group of persons which includes Executive, acquiring, directly or indirectly, securities representing 50 percent or more of the voting power of outstanding securities of the Company.

8.4 Disability. Termination of Executive’s Employment based on “Disability” shall mean termination due to Executive’s absence from Executive’s full-time duties with the Company for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive’s duties.

9. Successors; Binding Agreement.

9.1 This Agreement shall be binding on and inure to the benefit of the Company and its Successors and assigns. Upon Executive’s written request, the Company will seek to have any Successor by agreement assent to the fulfillment by the Company of its obligations under this Agreement. If such a request is made, failure of the Company to obtain such assent prior to or at the time a company becomes a Successor shall constitute Good Reason for termination by Executive of his or her employment and, if a Change of Control of the Company has occurred, shall entitle Executive to the benefits pursuant to Section 4.

9.2 This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s legal representatives, executors, administrators and heirs.

10. Resignation of Corporate Offices. Executive will resign Executive’s office, if any, as a director, officer or trustee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Executive serves as such at the request of the Company, effective as of the date of termination of employment. Executive agrees to provide the Company such written resignation(s) upon request and that no severance will be paid until after such resignation(s) are provided.

11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon applicable to contracts made and to be performed in Oregon.

12. Attorneys Fees. The Company shall pay all reasonable attorney’s fees and expenses (including at trial and on appeal) of Executive in enforcing its rights under Section 4 of this Agreement.

13. Amendment. No provision of this Agreement may be modified unless such modification is agreed to in a writing signed by Executive and the Company.

14. Severability. If any of the provisions or terms of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other terms of this Agreement, and this Agreement shall be construed as if such unenforceable term had never been contained in this Agreement.

By:	/s/ DAVID PITTAWAY	/s/ WILLIAM T. FREEMAN
Name:	David Pittaway	William T. Freeman
Title:	Chairman of Compensation
Committee of the Board of Directors

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